Exhibit 10.18

Severance Benefits Agreement

John Carbona

This agreement is being entered into by AveXis, Inc. (the “Company”) and John Carbona (“Mr. Carbona”), with reference to the employment agreement between the Company and Mr. Carbona dated August 7, 2014 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

In consideration of good and valuable consideration exchanged between the parties, including but not limited to the general release of claims executed by Mr. Carbona, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1.        The Company will pay Mr. Carbona Severance as described in Section 4.05(b) of the Employment Agreement. Payment of the Severance shall be subject to the terms and conditions of the Employment Agreement including Section 4.06 (“Conditions and Limitations of Severance”). The Severance will be paid over a period of twelve (12) months (the “12 Month Period”), in equal installments on the Company’s ordinary payroll dates, beginning no later than the Company’s second regular payroll period that occurs following the date the general release of claims is effective and no longer revocable by Mr. Carbona, provided the Company has received the executed release of claims from Mr. Carbona on or before that date, with the remaining installments occurring on the Company’s ordinary payroll dates thereafter. Notwithstanding the foregoing, in the event Mr. Carbona resigns, or is removed from, his service on the Company’s Board of Directors (the “Board”) following a Board resolution requesting his resignation from the Board, as contemplated by Section 5.6(g) of the Company’s Second Amended and Restated Investor Rights Agreement, then (i) fifty percent (50%) of the then unpaid portion of Severance due to Mr. Carbona under this agreement, if any, will be paid to Mr. Carbona in a lump sum within thirty (30) days from the termination of his service on the Board and (ii) the other fifty percent (50%) of the then unpaid portion of Severance due to Mr. Carbona under this agreement, if any, will be paid to Mr. Carbona in equal installments on the Company’s ordinary payroll dates over the lesser of (a) six months or (b) the remainder of the 12 Month Period. The Company may withhold from the Severance payments all applicable federal, state and local withholding taxes.

2.        As an additional severance benefit, although under the circumstances of Mr. Carbona’s separation from the Company he is not eligible for payment of accrued, unused vacation or for any notice period or payment in lieu of such notice period, if Mr. Carbona complies with the terms and conditions of the Employment Agreement including Section 4.06, the Company will pay Mr. Carbona thirty-five thousand dollars ($35,000) (the “Additional Severance”), which the parties agree represents payment in full for all accrued, unused vacation and for the continuation of Mr. Carbona’s base salary in effect on the Separation Date for thirty (30) days after the Separation Date. The Additional Severance will be paid in a lump sum within fifteen (15) days of the date the general release of claims is effective and no longer revocable by Mr. Carbona, provided the Company has received the executed release of claims from Mr. Carbona on or before that date. The Company may withhold from the Additional Severance payment all applicable federal, state and local withholding taxes.

2.        Mr. Carbona was granted an incentive stock option to purchase 150,000 shares of the Company’s common stock (the “Option”), pursuant to the Company’s 2014 Stock Plan (the “Plan”). As of Mr. Carbona’s date of termination of employment from the Company, 72,000 shares are vested. The Company will accelerate the vesting of all unvested shares subject to the Option, as described in Section 2(b) of the

Stock Incentive Award Agreement. Mr. Carbona’s rights to exercise the Option as to any vested shares will be as set forth in the Plan,

3.        This Agreement supersedes all prior and contemporaneous offers, agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by Mr. Carbona and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Benefits Agreement as follows:

AveXis, Inc.

By:	/s/ Paul Manning	By:	/s/ John Carbona
	Paul Manning		John Carbona
Chairman of the Special Committee of the Board

Date: 4/30/2015		Date: 4-22-2015